SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2015

               FIELDPOINT PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-32624	84-0811034
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

609 Castle Road # 335, Austin TX  78746

 (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (512) 250-8692

_________________________________________
(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.03         MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

ITEM 7.01          REGULATION FD DISCLOSURE

On June 24, 2015, the Board of Directors of FieldPoint Petroleum Corporation (NYSE/MKT: FPP) (the “Company”) announced that it has approved a temporary reduction to the exercise price of its publicly traded warrants (the “Warrants”).  The Warrants were issued as a dividend to the holders of its common stock on March 26, 2012 and currently trade on the NYSE MKT under the ticker symbol “FPP WS”.

The issuance of shares of the Company’s common stock upon exercise of the Warrants (“Warrant Shares”) has been registered under the Securities Act of 1933, as amended in a Registration Statement on Form S-3, SEC File No. 333-180419.

The Warrants are currently exercisable to purchase shares of the Company’s common stock at price of $4.00 per share.  Due to recent declines in commodities prices, as well as associated decline in the Company’s results of operations and the resultant loss of market value of the Company’s Common Stock, the initial exercise price of the Warrants is significantly above the market value of the underlying Warrant Shares.

To provide an incentive to Warrant holders to exercise their Warrants, the Company’s Board of Directors has approved a temporary modification pursuant to which for a period of 33 days commencing at the opening of trading on July 6, 2015 and ending at the close of trading on August 7, 2015 (the “Modification Period”), the Exercise Price of the Warrants shall be reduced to $1.00 per share of Common Stock (the “Warrant Modification”). Any and all Warrants remaining unexercised after the expiration of the Modification Period shall remain in full force and effect for the duration of their term with the Initial Exercise Price being reinstated following such Modification Period.

The Company will prepare and file a Prospectus Supplement to the Registration Statement covering the foregoing Warrant Modification prior to the commencement of the Modification Period.

On June 24, 2015,  the Company issued a press release announcing the foregoing Warrant Modification.  A copy of the press release is filed as an exhibit hereto.

ITEM 9.01:      FINANCIAL STATEMENTS AND EXHIBITS

Item	Title

99.1	Press Release dated June 24, 2015

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDPOINT PETROLEUM CORPORATION
Date: June 24, 2015	By_/s/ Phil Roberson___ Phil Roberson